INVESTORS:                                             MEDIA:
Dave Jessick                                           Karen Rugen
717-975-5750                                           717-730-7766
John Standley
717-214-8857
or investor@riteaid.com

FOR IMMEDIATE RELEASE

                        RITE AID ANNOUNCES AGREEMENT
                        RESOLVING SEC INVESTIGATION

Camp Hill, PA--June 21, 2002---Rite Aid Corporation (NYSE, PCX: RAD) announced today that it has entered into a cease and desist order with the Securities and Exchange Commission (SEC) that completes an investigation into the company relating to certain financial reporting and accounting practices under former management. Rite Aid said the accounting issues identified in the order were addressed in the restatements of the company's financial statements in 2000 and that Rite Aid has cooperated fully with the SEC investigation.

Rite Aid will pay no fine under the settlement, under which the company neither admitted nor denied any of the findings in the SEC's order. The company agreed to cooperate fully with the SEC on any other investigations or legal proceedings that may stem from the matters described in the order.

"We are pleased to resolve the matters with the SEC," said Bob Miller, Rite Aid chairman and chief executive officer. "Rite Aid is a much stronger company today than it was two years ago. Our new management team has changed the way Rite Aid does business, including strengthening our internal financial controls and maintaining the proper records to file accurate financial reports with the SEC."

Rite Aid is one of the nation's leading drugstore chains with annual revenues of more than $15 billion and approximately 3,500 stores in 28 states and the District of Columbia.

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